
                                EXHIBIT 11
               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                    (in thousands, except per share data)

                                  March 31, 2002  March 31, 2001  March 31, 2000
                                  --------------  --------------  --------------
BASIC EARNINGS PER SHARE:
-------------------------
  Weighted average shares
    outstanding                         14,348          14,299         14,242
                                  ==============  ==============  ==============

Income from continuing operations     $  7,821        $  8,977        $10,657
Loss from discontinued operations      (16,862)        (11,811)          (716)
Cumulate effect of a change in
  accounting principle                 (40,433)              -              -
                                  --------------  --------------  --------------
Net income                            $(49,474)       $ (2,834)       $ 9,941
                                  ==============  ==============  ==============

Income per share from continuing
  operations                          $   0.55        $   0.63        $  0.75
Income per share from discontinued
  operations                             (1.18)          (0.83)         (0.05)
Cumulative effect of a change in
  accounting principle                   (2.82)              -              -
                                  --------------  --------------  --------------
Net income (loss) per share           $  (3.45)       $  (0.20)       $  0.70
                                  ==============  ==============  ==============

DILUTED EARNINGS PER SHARE:
---------------------------

Basic weighted average shares
  outstanding                           14,348          14,299         14,242
Convertible notes                            -               -              -
Dilutive stock options - based on
  treasury stock method using the
  average market price                     140             236              2
                                  --------------  --------------  --------------
Total shares                            14,488          14,535         14,244
                                  ==============  ==============  ==============

Income from continuing operations     $  7,821        $  8,977        $10,657
Income from discontinued operations    (16,862)        (11,811)          (716)
Cumulative effect of a change in
  accounting principle                 (40,433)              -              -
                                  --------------  --------------  --------------
Net income (loss)                     $(49,474)       $ (2,834)       $ 9,941
                                  ==============  ==============  ==============

Income per share from continuing
  operations                          $   0.54        $   0.62        $  0.75
Income per share from discontinued
  operations                             (1.16)          (0.82)         (0.05)
Cumulative effect of a change in
  accounting principle                   (2.79)              -              -
                                  --------------  --------------  --------------
Net income per share                  $  (3.41)       $  (0.20)       $  0.70
                                  ==============  ==============  ==============

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